Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter Results
Higher Revenue and Improved Operating Earnings;
Full-Year Results Reflect 10 Percent Revenue Growth
and a $176 Million Improvement in Operating Earnings;
2012 Earnings Guidance Range of $1.20 to $1.50

LAKE FOREST, Ill., Jan. 26, 2012 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter of 2011:
•	Net sales of $789.1 million, up 8 percent versus fourth quarter 2010.
•	Operating losses reduced by $56.6 million from fourth quarter 2010.
•
Net loss of $0.33 per diluted share versus net loss of $1.17 per diluted share in the prior year.  Excluding restructuring, exit and impairment charges, losses on early extinguishment of debt and special tax items, net losses in 2011 and 2010 were $0.30 per diluted share and $0.94 per diluted share, respectively.

2011 Full-Year Results:
•	Net sales of $3,748.0 million, up 10 percent versus 2010.
•	Operating earnings improved by $176.1 million from 2010.
•
Net earnings of $0.78 per diluted share versus a net loss of $1.25 per diluted share in the prior year.  Excluding restructuring, exit and impairment charges, losses on early extinguishment of debt and special tax items, net earnings were $1.17 per share in 2011, compared to a net loss of $0.46 per share in 2010.

•	Debt reduced by $138 million during 2011.

“In 2011, our Company made significant progress in growing our revenue and improving our earnings,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “We achieved double-digit revenue growth and an increase in operating earnings of $176 million despite a flat overall marine market and challenging global economic conditions.  Our ability to achieve market share gains throughout our segments, combined with continuing success in improving production and operating efficiencies, enabled us to report our highest level of operating earnings since 2006. In addition, we continued to reduce our debt levels, ending 2011 with net debt at $185 million.”
For the year ended Dec. 31, 2011, the Company reported net sales of $3,748.0 million, up from $3,403.3 million a year earlier. For the year, operating earnings were $192.4 million, which included $22.7 million of restructuring, exit and impairment charges.  In 2010, the Company reported operating earnings of $16.3 million, which included $62.3 million of restructuring, exit and impairment charges.
For 2011, the Company reported net earnings of $71.9 million, or $0.78 per diluted share, compared with a net loss of $110.6 million, or $1.25 per diluted share, for 2010.  The diluted earnings per share for 2011 included restructuring, exit and impairment charges of $0.25 per diluted share, losses on early extinguishment of debt of $0.21 per diluted share and a $0.07 per diluted share benefit from special tax items.  The loss per diluted share for 2010 included $0.70 per diluted share of restructuring, exit and impairment charges, $0.06 per diluted share of losses on early extinguishment of debt and a $0.03 per diluted share charge from special tax items.

Fourth Quarter Results
For the fourth quarter of 2011, the Company reported net sales of $789.1 million, up from $728.8 million a year earlier.  For the quarter, the Company reported an operating loss of $18.1 million, which included restructuring, exit and impairment charges of $4.5 million.  In the fourth quarter of 2010, the Company had an operating loss of $74.7 million, which included $18.5 million of restructuring, exit and impairment charges.
For the fourth quarter of 2011, Brunswick reported a net loss of $29.6 million, or $0.33 per diluted share, compared with a net loss of $104.1 million, or $1.17 loss per diluted share, for the fourth quarter of 2010.  The diluted loss per share for the fourth quarter of 2011 included restructuring, exit and impairment charges of $0.05 per diluted share, loss on early extinguishment of debt of $0.03 per diluted share and a $0.05 per diluted share benefit from special tax items.  The loss per diluted share for the fourth quarter of 2010 included $0.21 per diluted share of restructuring, exit and impairment charges and a $0.02 per diluted share charge from special tax items.
“The factors that positively affected our earnings in the fourth quarter of 2011, compared to the previous year, included higher sales levels resulting from market share gains in our marine businesses, as well as in our Fitness and Bowling & Billiards segments, combined with company wide cost reductions and lower warranty costs, restructuring charges and tax provision.  Partially offsetting these factors were higher variable compensation expense, losses on early extinguishment of debt and a charge pertaining to the announced dissolution of a marine engine joint venture,” McCoy said.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $507.8 million at the end of 2011, down $149.3 million from year-end 2010 levels.  This decrease primarily reflects the impact of $163.3 million of cash used towards the retirement of debt, partially offset by net cash provided by operations, less net cash used for investing and other financing activities.  Net cash provided by operating activities was unfavorably affected by contributions made to the Company’s defined benefit pension plans and changes in working capital, excluding cash.
Net debt (defined as total debt, less cash and marketable securities) was $185.0 million, an increase of $11.5 million from year-end 2010 levels.  The increase in net debt reflects a $137.8 million reduction in total debt, which was more than offset by a $149.3 million decrease in total cash and marketable securities.  The Company’s total liquidity (defined as cash and marketable securities, plus amounts available under its asset-based revolving credit facility) was $739 million.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $373.3 million in the fourth quarter of 2011, up 6 percent from $353.3 million in the fourth quarter of 2010.  U.S. sales, which represented 52 percent of total segment sales in the quarter, increased by 10 percent, while international sales decreased by 2 percent.  For the quarter, the Marine Engine segment reported an operating loss of $2.3 million, which included $3.8 million of restructuring and impairment charges.  This compares with an operating loss of $17.4 million in the fourth quarter of 2010, which included $7.4 million of restructuring charges.
The segment’s outboard engine and parts and accessories businesses experienced solid sales growth during the quarter.  The decline in operating losses reflects higher sales and cost reductions, as well as lower warranty costs and restructuring charges.  Partially offsetting these factors were higher material and higher variable compensation costs.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 15 North American-based boat brands.  The Boat segment reported net sales of $196.8 million for the fourth quarter of 2011, up 20 percent from the $163.6 million reported in the fourth quarter of 2010.  U.S. sales, which represented 69 percent of total segment sales in the quarter, increased by 34 percent. International sales decreased by 10 percent, which was driven largely by the absence of sales related to the Sealine brand, which was divested in the third quarter of 2011.  For the fourth quarter of 2011, the Boat segment reported an operating loss of $28.4 million, which included a gain from restructuring activities of $0.9 million.  This compares with an operating loss of $69.3 million, including restructuring charges of $10.0 million, in the fourth quarter of 2010.
Boat segment production and wholesale unit shipments increased during the quarter, compared with the fourth quarter of 2010, in response to solid retail demand for Brunswick’s boat brands.  Revenue growth from the increase in wholesale unit shipments was partially offset by the absence of sales from the Sealine brand, which was divested on Aug. 30, 2011. A greater sales mix of smaller boats also had a negative effect on sales during the quarter.  The decline in operating losses reflects higher sales, increased fixed-cost absorption, cost reductions and lower restructuring costs.  Partially offsetting these factors were a less favorable product mix and higher variable compensation costs.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the fourth quarter of 2011 totaled $180.0 million, up 11 percent from $162.0 million in the fourth quarter of 2010.  U.S. sales, which represented 55 percent of total segment sales in the quarter, increased by 14 percent, while international sales increased by 7 percent.  For the quarter, the Fitness segment reported operating earnings of $28.3 million.  This compares with operating earnings of $24.4 million in the fourth quarter of 2010.
Commercial sales increased during the quarter, compared with the fourth quarter of 2010, reflecting sales growth in all of the segment’s major distribution channels. Improved operating earnings in the fourth quarter of 2011 resulted from higher sales and a more favorable product mix, partially offset by higher variable compensation expense.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of: Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the fourth quarter of 2011 totaled $80.9 million, which is comparable to the $79.5 million reported in the year-ago quarter.  U.S. sales, which represented 79 percent of total segment sales in the quarter, increased by 4 percent, while international sales decreased by 6 percent.  For the quarter, the segment reported operating earnings of $3.0 million, which included $1.6 million of restructuring and impairment charges.  This compares with operating earnings of $0.2 million in 2010, which included $1.2 million of restructuring charges.
For the quarter, bowling products experienced a solid increase in sales, while equivalent-center sales for retail bowling were up slightly.  The improvement in operating earnings in the fourth quarter of 2011, when compared with 2010, reflects lower bad debt expense and improved operating efficiencies.

Outlook
H
“In 2012, we will remain focused on revenue and earnings growth,” McCoy said.  “We believe that the global economic and marine market outlook will continue to be challenging and that demand characteristics will be comparable to those demonstrated in 2011.  The successful execution of our various operational and financial strategic initiatives during these past several quarters gives us the confidence that we can achieve sustainable revenue and earnings growth, even in a relatively flat marketplace.
“Our entire organization will concentrate its efforts on maintaining its favorable cost position and generating growth through the continuation of market share gains and the execution of organic growth initiatives.
“To support our growth plans, we expect our capital expenditures, SG&A and research and development expenses to be greater than those experienced in 2011.  However, even at these higher levels, we plan to continue to generate positive free cash flow and execute our ongoing strategic financial objectives of reducing debt levels and improving the funded status of pension liabilities.
“In addition to solid top-line growth, we expect net income will benefit from our previously announced marine plant consolidations and asset sales, lower restructuring costs, and reductions in interest, depreciation, variable compensation and pension expenses.  After taking all these factors into consideration, we currently expect our 2012 earnings per share to be in the range of $1.20 per share to $1.50 per diluted share,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, please go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s Website for slides used to supplement conference call remarks:
http://www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (800) 798-2884 (passcode: Brunswick Q4).  Callers outside of North America should call (617) 614-6207 (passcode: Brunswick Q4) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CST Thursday, Feb. 2, 2012, by calling (888) 286-8010 (passcode: 48912621) or international dial (617) 801-6888 (passcode: 48912621).  The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including increased competition from Asian competitors; the ability to develop new and innovative products that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and the risk of experiencing a failure of the Company’s information technology systems.

Additional factors are included in the Company’s Annual Report on Form 10-K for 2010 and its Quarterly Report on Form 10-Q for the quarter ended July 2, 2011.  Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Arvor, Bayliner, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris FloteBote, Hatteras, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Suncruiser, Triton Aluminum, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; and Brunswick billiards tables and foosball tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2011	2010	% Change

Net sales	$789.1	$728.8	8%
Cost of sales	627.6	613.0	2%
Selling, general and administrative expense	150.1	147.8	2%
Research and development expense	25.0	24.2	3%
Restructuring, exit and impairment charges	4.5	18.5	-76%
Operating loss	(18.1)	(74.7)	-76%
Equity loss	(4.3)	(1.8)	NM
Other income (expense), net	(1.0)	0.1	NM
Loss before interest, loss on early extinguishment of debt	(23.4)	(76.4)	-69%
and income taxes
Interest expense	(18.0)	(23.5)	-23%
Interest income	1.3	1.1	18%
Loss on early extinguishment of debt	(2.9)	(0.2)	NM
Loss before income taxes	(43.0)	(99.0)	-57%
Income tax provision (benefit)	(13.4)	5.1
Net loss	$(29.6)	$(104.1)	-72%

Loss per common share:
Basic	$(0.33)	$(1.17)
Diluted	$(0.33)	$(1.17)

Weighted average shares used for computation of:
Basic loss per common share	89.4	88.9
Diluted loss per common share	89.4	88.9

Effective tax rate	31.2%	-5.2%

Supplemental Information
Diluted loss per common share	$(0.33)	$(1.17)
Restructuring, exit and impairment charges (1)	0.05	0.21
Loss on early extinguishment of debt (1)	0.03	-
Special tax items	(0.05)	0.02
Diluted loss per common share, as adjusted	$(0.30)	$(0.94)

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2011	2010	% Change
	(unaudited)

Net sales	$3,748.0	$3,403.3	10%
Cost of sales	2,872.6	2,683.3	7%
Selling, general and administrative expense	562.4	549.4	2%
Research and development expense	97.9	92.0	6%
Restructuring, exit and impairment charges	22.7	62.3	-64%
Operating earnings	192.4	16.3	NM
Equity loss	(4.7)	(3.0)	57%
Other expense, net	(0.7)	(1.5)	-53%
Earnings before interest, loss on early extinguishment of debt	187.0	11.8	NM
and income taxes
Interest expense	(81.8)	(94.4)	-13%
Interest income	3.9	3.6	8%
Loss on early extinguishment of debt	(19.8)	(5.7)	NM
Earnings (loss) before income taxes	89.3	(84.7)	NM
Income tax provision	17.4	25.9
Net earnings (loss)	$71.9	$(110.6)	NM

Earnings (loss) per common share:
Basic	$0.81	$(1.25)
Diluted	$0.78	$(1.25)

Weighted average shares used for computation of:
Basic earnings (loss) per common share	89.3	88.7
Diluted earnings (loss) per common share	92.2	88.7

Effective tax rate	19.5%	-30.6%

Supplemental Information
Diluted earnings (loss) per common share	$0.78	$(1.25)
Restructuring, exit and impairment charges (1)	0.25	0.70
Loss on early extinguishment of debt (1)	0.21	0.06
Special tax items	(0.07)	0.03
Diluted earnings (loss) per common share, as adjusted	$1.17	$(0.46)

(1) The 2011 and 2010 Restructuring, exit and impairment charges assume no tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$373.3	$353.3	6%	$(2.3)	$(17.4)	-87%	-0.6%	-4.9%
Boat	196.8	163.6	20%	(28.4)	(69.3)	-59%	-14.4%	-42.4%
Marine eliminations	(41.9)	(29.5)		-	-
Total Marine	528.2	487.4	8%	(30.7)	(86.7)	-65%	-5.8%	-17.8%

Fitness	180.0	162.0	11%	28.3	24.4	16%	15.7%	15.1%
Bowling & Billiards	80.9	79.5	2%	3.0	0.2	NM	3.7%	0.3%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(18.7)	(12.6)	48%
Total	$789.1	$728.8	8%	$(18.1)	$(74.7)	-76%	-2.3%	-10.2%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2011	2010	% Change	2011	2010	% Change	2011	2010

Marine Engine	$1,979.5	$1,807.4	10%	$189.3	$147.3	29%	9.6%	8.1%
Boat	1,016.3	913.0	11%	(40.7)	(145.9)	-72%	-4.0%	-16.0%
Marine eliminations	(208.2)	(182.2)		-	-
Total Marine	2,787.6	2,538.2	10%	148.6	1.4	NM	5.3%	0.1%

Fitness	635.2	541.9	17%	93.4	59.6	57%	14.7%	11.0%
Bowling & Billiards	325.2	323.3	1%	19.5	12.5	56%	6.0%	3.9%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(69.1)	(57.2)	21%
Total	$3,748.0	$3,403.3	10%	$192.4	$16.3	NM	5.1%	0.5%

(1) Operating earnings (loss) in the fourth quarter of 2011 includes $4.5 million of pretax restructuring, exit and impairment charges. The $4.5 million charge consists of $3.8 million in the Marine Engine segment, $(0.9) million gain in the Boat segment and $1.6 million in the Bowling & Billiards segment. Operating earnings (loss) in the fourth quarter of 2010 includes $18.5 million of pretax restructuring, exit and impairment charges. The $18.5 million charge consists of $7.4 million in the Marine Engine segment, $10.0 million in the Boat segment, $0.1 million in the Fitness segment, $1.2 million in the Bowling & Billiards segment and $(0.2) million gain in Corp/Other.

(2) Operating earnings (loss) in 2011 includes $22.7 million of pretax restructuring, exit and impairment charges. The $22.7 million charge consists of $12.0 million in the Marine Engine segment, $8.7 million in the Boat segment, $0.1 million in the Fitness segment and $1.9 million in the Bowling & Billiards segment. Operating earnings (loss) in 2010 includes $62.3 million of pretax restructuring, exit and impairment charges. The $62.3 million charge consists of $13.6 million in the Marine Engine segment, $46.0 million in the Boat segment, $0.2 million in the Fitness segment, $1.8 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	Dec. 31,	Dec. 31,
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$338.2	$551.4
Short-term investments in marketable securities	76.7	84.7
Total cash, cash equivalents and short-term investments in	414.9	636.1
marketable securities
Restricted cash	20.0	-
Accounts and notes receivable, net	346.2	327.3
Inventories
Finished goods	292.0	276.9
Work-in-process	167.2	164.0
Raw materials	73.4	86.6
Net inventories	532.6	527.5
Deferred income taxes	14.8	17.0
Prepaid expenses and other	27.6	27.9
Current assets	1,356.1	1,535.8

Net property	585.5	630.2

Other assets
Goodwill, net	290.3	290.9
Other intangibles, net	49.2	56.7
Long-term investments in marketable securities	92.9	21.0
Equity investments	47.7	53.7
Other long-term assets	72.3	89.7
Other assets	552.4	512.0

Total assets	$2,494.0	$2,678.0

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$2.4	$2.2
Accounts payable	282.0	288.2
Accrued expenses	623.7	661.2
Current liabilities	908.1	951.6

Long-term debt	690.4	828.4
Other long-term liabilities	864.6	827.6
Shareholders' equity	30.9	70.4

Total liabilities and shareholders' equity	$2,494.0	$2,678.0

Supplemental Information
Debt-to-capitalization rate	95.7%	92.2%
Cash and cash equivalents	$338.2	$551.4
Short-term investments in marketable securities	76.7	84.7
Long-term investments in marketable securities	92.9	21.0
Total cash and marketable securities	$507.8	$657.1

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended

	Dec. 31,	Dec. 31,
	2011	2010
	(unaudited)
Cash flows from operating activities
Net earnings (loss)	$71.9	$(110.6)
Depreciation and amortization	104.5	129.3
Pension (contributions) expense, net	(47.4)	1.7
(Gains) losses on sale of property, plant and equipment, net	(12.7)	1.4
Long-lived asset impairment charges	1.5	23.2
Provision for doubtful accounts	(3.2)	3.3
Deferred income taxes	(3.3)	5.6
Equity in losses of unconsolidated affiliates, net of dividends	5.1	5.4
Loss on early extinguishment of debt	19.8	5.7
Changes in certain current assets and current liabilities	(77.5)	14.5
Income taxes	4.1	112.8
Other, net	26.3	13.1
Net cash provided by operating activities	89.1	205.4

Cash flows from investing activities
Capital expenditures	(90.0)	(57.2)
Purchases of marketable securities	(264.4)	(105.8)
Sales or maturities of marketable securities	196.9	-
Transfers to restricted cash	(20.0)	-
Investments	(0.9)	(7.2)
Proceeds from sale of property, plant and equipment	30.8	6.7
Other, net	13.2	8.3
Net cash used for investing activities	(134.4)	(155.2)

Cash flows from financing activities
Net issuances (payments) of short-term debt	0.5	(8.6)
Net proceeds from issuances of long-term debt	-	30.1
Payments of long-term debt including current maturities	(146.0)	(38.2)
Net premium paid on early extinguishment of debt	(17.3)	(5.6)
Cash dividends paid	(4.5)	(4.4)
Net proceeds from stock compensation activity	4.0	1.3
Other, net	(4.6)	-
Net cash used for financing activities	(167.9)	(25.4)

Net increase (decrease) in cash and cash equivalents	(213.2)	24.8
Cash and cash equivalents at beginning of period	551.4	526.6
Cash and cash equivalents at end of period	$338.2	$551.4

Free Cash Flow
Net cash provided by operating activities	$89.1	$205.4

Net cash provided by (used for):
Capital expenditures	(90.0)	(57.2)
Proceeds from sale of property, plant and equipment	30.8	6.7
Other, net	13.2	8.3
Total free cash flow	$43.1	$163.2